As filed with the Securities and Exchange Commission on September 21, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MUELLER WATER PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3547095
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Abernathy Road N.E.

Suite 1200

Atlanta, GA

(Address of principal executive offices)

30328

(Zip Code)

Mueller Water Products, Inc.

Non-Employee Directors Deferred

Compensation Plan

(Full title of the plan)

Chason A. Carroll

Senior Vice President, General Counsel and Corporate Secretary

1200 Abernathy Road N.E., Suite 1200

Atlanta GA 30328

(Name and address of agent for service)

(770) 206-4200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Mueller Water Products, Inc., a Delaware corporation (the “Registrant”), to register the offering of deferred compensation obligations pursuant to the Mueller Water Products, Inc. Non-Employee Directors Deferred Compensation Plan (the “Plan”), which will become effective as of October 1, 2026. The Plan provides eligible non-employee directors of the Registrant with the opportunity to voluntarily defer all or a portion of their Cash Compensation and/or Stock Compensation (each as defined in the Plan), subject to the terms of the Plan. The deferred compensation obligations of the Registrant under the Plan are unfunded, unsecured promises of the Registrant to make distributions in the future of the amounts deferred under the Plan. The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register these obligations. A more detailed description of the Plan is set forth in Part II of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(1)	Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed on November 19, 2025;

(2)	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2025, March 31, 2026, and June 30, 2026, filed on February 5, 2026, May 6, 2026, and August 6, 2026, respectively;

(3)	Current Reports on Form 8-K filed on October 24, 2025, November 6, 2025 (Film No. 251459089), February 12, 2026, February 23, 2026, and June 18, 2026; and

(4)	the description of common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed on November 19, 2020.

In addition, all documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Deferred Compensation Obligations

Under the terms of the Plan, non-employee directors of the Registrant who elect to participate (each, a “Participant”) may elect to defer twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%) of the director’s Cash Compensation and/or Stock Compensation (each as defined in the Plan) in any plan year by submitting timely deferral elections.

The deferred compensation obligations of the Registrant under the Plan (the “Obligations”) are unfunded, unsecured obligations of the Registrant to make distributions in the future of the amounts deferred under the Plan.

Cash Compensation deferred under the Plan may be deemed invested in Company Stock (defined as a hypothetical investment under which an account or portion thereof is deemed to be invested entirely in the Registrant’s common stock) and/or one or more Investment Funds (as defined in the Plan) as selected by the Participant. Stock Compensation deferred under the Plan is deemed invested solely in Company Stock. In the absence of an effective election, a Participant’s account shall be deemed invested in Company Stock.

The value of each Participant’s account deemed invested in Company Stock fluctuates with the fair market value of the Registrant’s common stock and any settlement of an account deemed invested in Company Stock will be satisfied with shares registered separately under the Mueller Water Products, Inc. Third Amended and Restated 2006 Stock Incentive Plan, as may be amended or substituted from time to time (the “Incentive Plan”) and as separately registered on the then current and effective registration statement on Form S-8 for such Incentive Plan at the time of any such settlement.

Participants may elect to receive distributions upon the occurrence of a Distributable Event (the earlier of the Participant’s disability or separation from service) commencing on either (i) the first January 1 following the Distributable Event (as defined in the Plan), or (ii) the first January 1 following the later of the Distributable Event or the date on which the Participant reaches Full Retirement Age (as defined in the Plan). If a Participant fails to make a timely election, the Designated Benefit Commencement Date (as defined in the Plan) shall be the first January 1 following the occurrence of a Distributable Event.

Distributions may be made in a single lump sum payment or in annual installments over a period not to exceed ten (10) years. If a Participant fails to make a timely election, the designated form shall be a single lump sum payment.

In the event of a Participant’s death before full distribution of the Participant’s account, the remaining account balance shall be distributed to the Participant’s beneficiary as a single lump sum payment.

Account balances deemed invested in Investment Fund(s) are distributed in cash, and account balances deemed invested in Company Stock are distributed in shares of the Registrant’s common stock.

Subject to certain conditions, a Participant may make one set of changes to the Participant’s distribution election, provided such change is made at least 12 months before the Benefit Commencement Date that would apply absent the change, does not become effective until 12 months after it is filed, and results in the Designated Benefit Commencement Date being deferred to the fifth anniversary of the original Designated Benefit Commencement Date.

Neither the Participant nor any beneficiary will have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber any amount that is or may be payable under the Plan, except as required by a Qualified Domestic Relations Order .

The foregoing summary of the Plan is qualified in its entirety by reference to the terms and conditions of the Plan, which is filed as Exhibit 4.3 to this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchases or redemptions, (iv) any transaction from which the director or officer derived an improper personal benefit or (v) any officer in any action by or in the right of the corporation. Article VII of the Registrant’s Second Restated Certificate of Incorporation (the “Restated COI”) eliminates the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, subject to the exceptions set forth in Section 102(b)(7) of the DGCL described above.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Article VII of the Registrant’s Third Amended and Restated Bylaws (the “A&R Bylaws”) provides that the Registrant will indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including but not limited to any appeal thereof), whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Registrant elected or appointed as an officer by the Registrant’s board of directors (“Board of Directors”), or, if at a time when he or she was a director or officer of the Registrant, is or was serving at the request of, or to represent the interests of, the Registrant as a director, officer, partner, member, trustee, fiduciary, employee, agent or other similar capacity of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, charitable or not-for-profit public service organization, trade association or other enterprise, against expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of derivative actions, indemnification under the A&R Bylaws is limited to expenses actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made where the person has been adjudged liable to the Registrant unless a court determines that such person is fairly and reasonably entitled to indemnity despite such adjudication.

The Registrant has in effect a directors and officers liability insurance policy indemnifying the Registrant’s directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. The Registrant pays the entire premium of this policy.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of Mueller Water Products, Inc. Incorporated by reference to Exhibit 3.2 to Mueller Water Products, Inc. Form 8-K (File no. 001-32892) filed on January 25, 2012.

4.2	Third Amended and Restated Bylaws of Mueller Water Products, Inc. Incorporated by reference to Exhibit 3.1 to Mueller Water Products, Inc. Form 8-K (File no. 001-32892) filed on May 1, 2025.

4.3*	Mueller Water Products, Inc. Non-Employee Directors Deferred Compensation Plan

5.1*	Opinion of King & Spalding LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of King & Spalding LLP (included as exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mueller Water Products, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 21, 2026.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Melissa Rasmussen
Melissa Rasmussen
Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Paul McAndrew and Melissa Rasmussen, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the SEC, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Paul McAndrew Paul McAndrew	Chief Executive Officer and Director (principal executive officer)	September 21, 2026

/s/Melissa Rasmussen Melissa Rasmussen	Senior Vice President, Chief Financial Officer (principal financial officer)	September 21, 2026

/s/ Richelle R. Feyerherm Richelle R. Feyerherm	Chief Accounting Officer (principal accounting officer)	September 21, 2026

/s/ Stephen C. Van Arsdell Stephen C. Van Arsdell	Non-Executive Chair and Director	September 21, 2026

/s/ Christian A. Garcia Christian A. Garcia	Director	September 21, 2026

/s/ Brian C. Healy Brian C. Healy	Director	September 21, 2026

/s/ Christine Ortiz Christine Ortiz	Director	September 21, 2026

/s/ Gregg C. Sengstack Gregg C. Sengstack	Director	September 21, 2026

/s/ Jeffery S. Sharritts Jeffery S. Sharritts	Director	September 21, 2026

/s/ Bentina Chisolm Terry Bentina Chisolm Terry	Director	September 21, 2026

/s/ Leland G. Weaver Leland G. Weaver	Director	September 21, 2026